Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and description of our role in the valuation process of any properties owned by Griffin-American Healthcare REIT II, Inc. (the “Company”) referred to in Supplement No. 9 dated November 7, 2012 to the Company’s prospectus dated January 9, 2012 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-11 (SEC File No. 333-158111) in the text under the heading “Change to Initial Public Offering Price.”

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Duff & Phelps, LLC
Duff & Phelps, LLC

November 6, 2012